Exhibit 99.1

Tri-S Security Announces Results

For the 3rd Quarter Ended September 30, 2007

Net Income of $153,000 or $0.04 Per Share

Revenues Increased 19% Over Prior Year Period

ATLANTA – Tuesday, November 12, 2007 – Tri-S Security Corp. (NASDAQ: TRIS), a provider of security services and equipment for government and private entities, today announced its results of operations for the third quarter ended September 30, 2007. Tri-S provides security services through its two wholly-owned subsidiaries, The Cornwall Group, Inc. (“Cornwall”) and Paragon Systems, Inc. (“Paragon”).

Third Quarter Ended September 30, 2007 Summary and Recent Highlights

•	Revenues increased 19.1% for the quarter, to $23.8 million, from $20.0 million a year ago; annual revenue run rate is expected to exceed $95.0 million.

•	Operating loss was $1.6 million, an increase of $239,000 from a year ago as a result of expenses associated with significant new contract start-ups at Paragon.

•

Net income was $153,000, compared to a net loss of $814,000 in the third quarter of 2006. This represents an increase of $967,000 from the third quarter last year. Third quarter 2007 net income was positively impacted by a $1.9 million gain related to the litigation settlement with the former shareholders of Paragon, and was negatively impacted by a non-cash interest charge of $426,000 associated with Tri-S’s 10% outstanding convertible notes issued in 2005. Net income excluding the non-cash interest charge would have been $579,000 or $0.16 per share.

•

EBITDA, as adjusted (see “EBITDA, as adjusted” definition below), was a negative $836,000 compared to a negative $527,000 a year ago. The increase in EBITDA loss was primarily due to the increased new contract start-up costs.

•

Paragon continued to win new, long-term federal government contracts during the quarter, bringing the total amount of new contracts awarded during the first nine months of 2007 to $86.0 million, surpassing all of its 2006 contract awards.

•	Cornwall was notified of a second contract extension with the Miami Dade County General Service Administration for an estimated $6.3 million through March 2008.

•	Paragon growth based on revenue for the third quarter of 2007 and the first nine months of 2007 increased 44.8% and 43.8%, respectively, over the 2006 periods.

- MORE -

Tri-S Security Announces 3rd Quarter 2007 Results

November 12, 2007

“Our business continues to make significant progress and we are very pleased with our results for the third quarter,” said Ronald Farrell, CEO, Tri-S Security Corp. “Our new contract activity continued during the period as Cornwall was awarded the Miami Dade extension and Paragon was awarded a $13.0 million contract by the U.S. Department of Homeland Security to guard federal facilities for the State of South Carolina. As a result of these contracts, we now expect our annual run rate to exceed $95.0 million.

Paragon continues to build a strong pipeline of additional contract bids with multiple federal agencies,” added Farrell. “Cornwall also continues to make significant strides on the commercial side of the business, and we expect solid growth from this segment in the future.”

“I am very pleased with our top line revenue growth this quarter, which grew 11.1% or $2.4 million from the second quarter of this year,” Farrell concluded. “We also made sequential improvements in gross profit and operating loss, which improved 18.9% and 15.2%, respectively. As a result of the $1.9 million gain associated with the litigation settlement of the former shareholders of Paragon, we recorded positive net income of $153,000, or $0.04 per share. This result was negatively impacted by a non-cash interest charge of $426,000 associated with our 10% notes issued in 2005. Net income excluding this charge would have been $579,000, or $0.16 per share. We believe that our outlook for the future remains positive as we have established a very strong reputation with the federal government and are making significant steps in growing our commercial business.”

Financial Discussion for Third Quarter September 30th, 2007

During the third quarter of 2007, revenue for Tri-S grew 19.1% to $23.8 million from $20.0 million in the third quarter of 2006. The revenue increase was the result of internal growth at Tri-S’s wholly-owned subsidiary Paragon. Organic growth at Paragon for the third quarter of 2007 and the first nine months of 2007 increased 44.8% and 43.8%, respectively, over the 2006 periods.

Gross profit for the third quarter of 2007 was $1.5 million compared to $1.8 million for the third quarter of 2006, with the reduction resulting primarily from increased costs associated with new contracts at Paragon.

- MORE -

Tri-S Security Announces 3rd Quarter 2007 Results

November 12, 2007

Selling, general and administrative costs were $2.9 million for the third quarter of 2007 compared to $2.9 million in the third quarter of 2006, even with a 19% increase in revenue. The operating loss for the third quarter of 2007 was $1.6 million compared to an operating loss of $1.3 million for the third quarter of 2006. During the third quarter, Tri-S incurred higher costs associated with the startup and staffing of several new contracts.

EBITDA, as adjusted, was negative $836,000 for the third quarter of 2007 as compared to negative $527,000 for the third quarter of 2006. Net income for the third quarter of 2007 was a positive $153,000 compared to a net loss of $814,000 in the third quarter of 2006. Net income for the third quarter of 2007 was positively impacted by a $1.9 million gain associated with the litigation settlement with the former shareholders of Paragon.

Net interest expense increased to $954,000 in the third quarter of 2007 compared to $366,000 in the third quarter of 2006. Most of this increase was due to a non-cash interest charge of $426,000 associated with Tri-S’s 10% notes that became convertible. These notes were issued in 2005 and the holders impacted have not exercised the conversion feature. Adjusted for the non-cash interest charge net interest expense was $528,000.

During the third quarter of 2007, Tri-S Security reduced its total liabilities by approximately $2.7 million when compared to December 31, 2006 – this was principally a result of the litigation settlement with the former shareholders of Paragon. As a result of this litigation settlement, shareholders equity for September 30, 2007 increased by approximately $71,000 when compared to December 31, 2006.

Tri-S will host a conference call at 10:00 a.m. ET on Tuesday, November 13, 2007 to discuss its third quarter results and respond to appropriate questions. Anyone interested in participating should call 913-981-5588 approximately five to ten minutes prior to 10:00 a.m. ET. Participants should ask for the Tri-S Security Q3 Financial Results conference call. A telephonic replay will be available until midnight on November 20, 2007. To listen to the replay, please call 719-457-0820 and enter Confirmation Code 9439200.

- MORE -

Tri-S Security Announces 3rd Quarter 2007 Results

November 12, 2007

This call is being webcast by Thomson Financial and can be accessed at Tri-S’s website at http://www.trissecurity.com. The webcast may also be accessed at Thomson’s website at http://www.earnings.com. The webcast can be accessed through Tuesday, December 11, 2007 on either site. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player, please visit http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About Tri-S Security Corp.

Based in Atlanta, GA, Tri-S Security Corp. (NASDAQ: TRIS) is a provider of security services and equipment for government and private entities. Security services include uniformed guards, electronic monitoring systems, personnel protection, access control, crowd control and the prevention of sabotage, terrorist and criminal activities. As a leading aggregator of elite security companies, Tri-S is designed to build a strong enterprise in which to service a unique customer base that ensures America’s safety at home and work. Tri-S assumes responsibility for the marketing, infrastructure and overall operational performance for its subsidiaries. Tri-S’s management leverages highly trained government officers, experienced industry leaders, proven financial executives and infrastructure experts to consolidate the fragmented security industry into one efficient and effective security force.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Federal securities laws. Forward-looking statements are commonly identified by such terms and phrases as “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “projects” and other terms with similar meaning indicating potential impact on our business. Although we believe that the assumptions upon which such forward looking statements are based are reasonable, we can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from our projections and expectations are disclosed in our filings with the Securities and Exchange Commission, including the “Risk Factors” section set forth in our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Reports on Form 10Q filed subsequent thereto. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to their underlying assumptions. We do not undertake to publicly update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise. You may obtain and review our filings with the Securities and Exchange Commission by visiting http://www.sec.gov.

- MORE -

Tri-S Security Announces 3rd Quarter 2007 Results

November 12, 2007

Tri-S Security Corporation and Subsidiary

Statements of Operations

Unaudited

(In thousands, except per share data)

	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006
Revenues	$23,805	$19,984	$65,436	$55,061

Cost of revenues:
Direct labor	15,368	12,523	41,675	34,238
Indirect labor and other contract support costs	6,517	5,243	17,902	13,976
Amortization of customer contracts	403	409	1,213	1,233

	22,288	18,175	60,790	49,447

Gross profit	1,517	1,809	4,646	5,614

Selling, general and administrative	2,867	2,907	8,389	8,695
Amortization of intangible assets	220	233	676	696

	3,087	3,140	9,065	9,391

Operating income (loss)	(1,570)	(1,331)	(4,419)	(3,777)

Income from investment in Army Fleet Support, LLC	—	—	—	384

Other income (expense):
Interest expense, net	(954)	(366)	(1,884)	(2,693)
Interest on series C redeemable preferred stock	(61)	(75)	(211)	(225)
Gain on sale of Army Fleet Support, LLC	-	-	—	1,903
Other income	1,888	770	2,451	854

	873	329	356	(161)

Loss before income taxes	(697)	(1,002)	(4,063)	(3,554)

Income tax benefit	(850)	(188)	(1,947)	(1,032)

Net income (loss)	$153	$(814)	$(2,116)	$(2,522)

Basic and diluted net income (loss) per common share	$0.04	$(0.23)	$(0.59)	$(0.74)
Basic and diluted weighted average number of common shares	3,661	3,486	3,561	3,415

- MORE -

Tri-S Security Announces 3rd Quarter 2007 Results

November 12, 2007

Tri-S Security Corporation and Subsidiary

Balance Sheets

(In thousands, except per share data)

	Unaudited	Audited
	September 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$103	$66
Trade accounts receivable, net	12,292	13,313
Income taxes receivable	—	—
Prepaid expenses and other assets	939	649

Total current assets	13,334	14,028

Property and equipment, less accumulated depreciation	506	597
Goodwill	16,078	16,078
Intangibles
Customer contracts	3,051	4,264
Deferred loan costs	719	1,143
Other	803	991

Total assets	$34,491	$37,101

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$1,755	$1,104
Accrued interest expense	75	400
Accrued expenses	5,305	4,467
Factoring facility and term loan	9,953	7,506
Income taxes payable	532	1,269
10% convertible notes	1,759
Series C preferred stock subject to mandatory redemption	—	6,000
Long-term debt—current portion	—	284

Total current liabilities	19,379	21,030

Other liabilities:
10% convertible notes	5,661	7,273
Deferred income taxes	749	1,974
Long term debt	11	—
Accrued interest expense—long term	296	—
Series D preferred stock subject to mandatory redemption	1,500	—

	8,217	9,247

Total liabilities	27,596	30,277

Stockholders’ equity:
Common stock, $0.001 par value, 25,000,000 shares authorized, 3,503,280 and 3,338,700 shares issued and outstanding at December 31, 2006 and December 31, 2005, respectively	4	3
Treasury stock	(105)	(105)
Additional paid-in capital	16,295	14,109
Retained deficit	(9,299)	(7,183)

Total stockholders’ equity	6,895	6,824

Total liabilities and stockholders’ equity	$34,491	$37,101

- MORE -

Tri-S Security Announces 3rd Quarter 2007 Results

November 12, 2007

Tri-S Security Corporation and Subsidiary

Statements of Cash Flows

Unaudited

(In thousands)

	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006
Cash flow from operating activities:
Net income (loss)	$(2,116)	$(2,522)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
(Gain) on sale of non-core assets	—	(2,381)
(Income) Loss from Investment in Joint Venture	—	(384)
Gain on Paragon lawsuit settlement	(1,888)	—
Income from Cornwall settlement	(250)	—
Depreciation and amortization	2,157	2,187
Deferred income tax benefits	(1,225)	(3,356)
Common shares issued in exchange for services and interest	—	44
Non-cash employee stock option expense	164	300
Non-cash interest expense	573	830
Changes in operating assets and liabilities:
Trade accounts receivable, net	1,021	760
Prepaid expenses and other assets	(290)	60
Trade accounts payable	651	(251)
Accrued liabilities	1,044	(1,292)
Income taxes payable	(737)	2,350

Net cash provided (used) by operating activities	(896)	(3,655)

Cash flow from investing activities:
Investment in joint venture	—	10,810
Distributions from joint venture	—	175
Proceeds from sale of property and equipment	—	693
Proceeds from sale of home monitoring customer contracts of International Monitoring, Inc.	—	608
Purchase of property and equipment	(176)	(177)

Net cash provided (used) by investing activities	(176)	12,109

Cash flow from financing activities:
Payments for settlement of Series C Preferred Stock	(1,250)	—
Proceeds (repayments) of factoring facility	(53)	(3,520)
Proceeds (repayments) of term loans	2,500	(5,092)
Deferred financing costs	(65)	(43)
Proceeds (repayments) of capital lease obligations	(23)	—
Proceeds from exercise of stock options		9
Deferred initial public offering costs	—	(111)

Net cash provided (used) by financing activities	1,109	(8,757)

Net increase (decrease) in cash and cash equivalents	37	(303)
Cash and cash equivalents at beginning of period	66	463

Cash and cash equivalents at end of period	$103	$160

Supplemental disclosures of cash flow information:
Interest paid	$1,310	$1,873
Income taxes paid	$15	$19

- MORE -

Tri-S Security Announces 3rd Quarter 2007 Results

November 12, 2007

Definitions of Non-GAAP Financial Information

We provide financial measures generated using generally accepted accounting principles (“GAAP”) and using adjustments to GAAP (“Non-GAAP”). These financial measures reflect conventions or standard measures of liquidity, profitability or performance commonly used by the investment community in the security services industry for comparability purposes. In this release, we use the Non-GAAP financial measure, EBITDA, as adjusted. EBITDA, as adjusted, is calculated as earnings before interest; taxes; depreciation and mortization; income from joint venture, net; non-cash stock-based compensation; and other income/expense. A reconciliation of EBITDA, as adjusted to net loss for the three month periods ended June 30, 2007 and 2006 is attached to this press release.

	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006
Net income (loss)	$153	$(814)

Adjustments:
Income tax expense (benefit)	(850)	(188)
Interest expense, net	954	366
Interest on preferred stock subject to mandatory redemption	61	75
Other income/(expense)	(1,888)	(770)
Amortization of intangible assets	220	233
Amortization of customer contracts	403	409
Depreciation	96	86
Non-cash stock based compensation	15	76

EBITDA, as adjusted	$(836)	$(527)

Tri-S Security Corporation	Investors:
John R. Oliver, Chief Financial Officer	Corporate Communications
678-808-1540	Kevin Inda, 407-566-1180
johnoliver@trissecurity.com	kevin.inda@cci-ir.com

# # # #